HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

File No. 64142.8

June 19, 2008

Board of Directors
CapLease, Inc.
1065 Avenue of the Americas
New York, NY 10018

CapLease, Inc. Registration Statement on Form S-3
Up to 263,157 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to CapLease, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof by the Company under the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission (the “Commission”), with respect to the Company’s registration of up to 263,157 shares of common stock, par value $0.01 per share (the “Shares”), in connection with the offering and sale from time to time, pursuant to Rule 415 of the 1933 Act, by a selling stockholder upon the redemption of limited partnership units of CapLease, LP (the “Units”), the Company’s operating partnership subsidiary. The Units were issued under the First Amended and Restated Limited Partnership Agreement of CapLease, LP dated June 13, 2006 (the “Agreement”).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. With respect to the opinions set forth in paragraph 1 below, we have relied solely on a certificate of the State Department of Assessments and Taxation of the State of Maryland, dated as of June 17, 2008.

Based upon the foregoing and subject to the other qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

Board of Directors
CapLease, Inc.
June 19, 2008

2. The issuance of the Shares has been duly authorized by the Company and, when and to the extent issued and delivered in accordance with the Agreement upon redemption of the Units, and the Company’s Articles of Amendment and Restatement (the “Charter”), the Shares will be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, we have assumed that, upon issuance of any Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under its Charter.

The foregoing opinions are limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP